EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-70943 and 333-53312) and Form S-8 (Nos. 33-70878, 33-94350, 333-05737, 333-20029-02, 333-45650, 333-38596, 333-70933, 333-37733, 333-24577, 333-53334, 333-61842, 333-61844 and 333-102285) of Watson Pharmaceuticals, Inc. of our report dated January 31, 2003, except for Note 15, which is as of May 30, 2003 relating to the audited financial statements, which appears in this Current Report on Form 8-K of Watson Pharmaceuticals, Inc. dated May 30, 2003.

PricewaterhouseCoopers LLP

Orange County, California

May 30, 2003